                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                            CANNONDALE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                             CANNONDALE CORPORATION
                              16 TROWBRIDGE DRIVE
                           BETHEL, CONNECTICUT 06801
                                 (203) 749-7000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON NOVEMBER 14, 2001

To the Stockholders of Cannondale Corporation:

     PLEASE TAKE NOTICE that the Annual Meeting of Stockholders of Cannondale Corporation (the "Company") will be held on Wednesday, November 14, 2001, at 10:00 a.m., Eastern Standard Time, at the Company's corporate headquarters, 16 Trowbridge Drive, Bethel, Connecticut, for the following purposes:

     1. To elect two (2) Class I directors of the Company for a three-year term;

     2. To consider and act upon a proposal to ratify the selection of Ernst & Young LLP as independent accountants of the Company for the 2002 fiscal year; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Accompanying this Notice is a Proxy, a Proxy Statement and a copy of the Company's Annual Report to Stockholders for fiscal year 2001.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE PROVIDED FOR THAT PURPOSE. The Proxy may be revoked at any time prior to the time that it is voted. Only stockholders of record as of the close of business on October 8, 2001 will be entitled to vote at the meeting.

By Order of the Board of Directors

JOHN T. CAPETTA
Secretary

Bethel, Connecticut
October 12, 2001

                             CANNONDALE CORPORATION
                              16 TROWBRIDGE DRIVE
                           BETHEL, CONNECTICUT 06801

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors and management of Cannondale Corporation, a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at Cannondale Corporation headquarters, 16 Trowbridge Drive, Bethel, Connecticut on Wednesday, November 14, 2001, at 10:00 a.m., Eastern Standard Time, and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

     This Proxy Statement, Notice of Annual Meeting and accompanying proxy card are first being mailed to stockholders on or about October 12, 2001.

                                    GENERAL

     Only stockholders of record at the close of business on October 8, 2001 are entitled to notice of and to vote the shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") held by them on that date at the Annual Meeting or any postponements or adjournments thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the meeting.

     If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote (i) FOR the slate of nominees proposed by the Board of Directors, (ii) FOR ratification of the appointment of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending June 29, 2002 ("fiscal 2002"), and (iii) with regard to all other matters which may be brought before the Annual Meeting, in accordance with the judgment of the person or persons voting the proxies. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not, in itself, constitute a revocation of a previously granted proxy.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on October 8, 2001, will constitute a quorum. As of October 8, 2001, 7,543,364 shares of Common Stock were outstanding. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting.

     In determining the presence of a quorum at the Annual Meeting, abstentions and broker non-votes (votes withheld by brokers in the absence of instructions from the street-name holders) will be counted. Directors will be elected by a plurality of votes cast at the Annual Meeting. Abstentions are not counted toward a nominee's number of total votes cast. All other matters which properly come before the Annual Meeting must be approved by a majority of the votes present at the Annual Meeting. Abstentions will have the practical effect of voting against such matter, since an abstention is one less vote for approval. Broker non-votes on any matter will have no impact on such matter since they are not considered "shares present" for voting purposes.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table reflects shares of Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission) as of September 28, 2001, by (i) each person known to the Company to own more than 5% of the outstanding Common Stock as of September 28, 2001; (ii) each director and nominee to be a director of the Company; (iii) each of the executive officers named in the Summary Compensation Table included elsewhere herein; and (iv) the current directors and executive officers of the Company as a group. Unless otherwise indicated in the footnotes below, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned.

                                                                              PERCENT OF
                  BENEFICIAL OWNER                    NUMBER OF SHARES(1)    COMMON STOCK
                  ----------------                    -------------------    ------------
Joseph S. Montgomery(2)(3)..........................       1,906,494             23.5%
James Scott Montgomery(4)...........................         456,772              6.0
William A. Luca.....................................         275,654              3.5
Daniel C. Alloway...................................         214,630              2.8
Leonard J. Konecny..................................          42,582                *
Michael T. Dower....................................           9,765                *
John Sanders........................................           6,000                *
Sally G. Palmer.....................................           6,000                *
Michael J. Stimola(5)...............................          16,200                *
Gregory Griffin.....................................           7,880                *
Dimensional Fund Advisors Inc.(6)...................         624,100              8.3
Arthur E. Hall(7)...................................         567,500              7.5
Kayne Anderson Capital Advisors, L.P. and Richard A.
  Kayne(8)..........................................         546,086              7.2
James R. Pyne(9)....................................         533,333              6.6
Royce & Associates, Inc. and Charles M. Royce(10)...         505,400              6.7
All current directors and executive officers as a
  group
  (12 persons)......................................       3,009,864             34.4%

---------------
 *    Represents less than 1% of the Company's outstanding Common Stock.

  (1) The number of shares of Common Stock deemed beneficially owned includes shares issuable pursuant to stock options which may be exercised within 60 days of September 28, 2001, for the following persons: Mr. Joseph Montgomery -- 128,750 shares, Mr. James Scott Montgomery -- 71,000, Mr. Luca -- 245,694, Mr. Alloway -- 185,549, Mr. Konecny -- 42,582, Mr.
      Sanders -- 6,000, Ms. Palmer -- 6,000, Mr. Stimola -- 6,000, and Mr. Griffin -- 6,000.

  (2) Mr. Joseph S. Montgomery has a business address c/o Cannondale Corporation, 16 Trowbridge Drive, Bethel, Connecticut 06801.

  (3) Includes 444,444 shares issuable upon conversion of a convertible debenture held by Mr. Montgomery.

  (4) Includes 4,935 shares held in trust for Mr. James Scott Montgomery's minor children.

  (5) Includes 5,000 shares held in Mr. Stimola's spouse's Individual Retirement Account.

  (6) Based on information contained in a Schedule 13G filed by Dimensional Fund Advisors Inc. ("Dimensional") on February 2, 2001. Dimensional is a registered investment advisor that furnishes investment advice to four registered investment companies and serves as an investment manager to certain other investment vehicles. Dimensional disclaims beneficial ownership of the shares reported. Dimensional has an address at 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

  (7) Based on information contained in Schedule 13D filed jointly by Arthur E. Hall and certain related parties on February 8, 1998. Mr. Hall has sole voting and dispositive power for 525,000 shares and shared voting and dispositive power for 42,500 shares. Mr. Hall has an address at 1726 Cedarwood Drive, Minden, Nevada 89423.

  (8) Based on information contained in Schedule 13G filed jointly by Kayne Anderson Capital Advisors, L.P. ("Kayne Anderson") and Richard A. Kayne on October 26, 2000. Kayne Anderson and Mr. Kayne have shared voting and dispositive power for 544,801 shares held by investment funds and managed accounts. Mr. Kayne has sole voting and dispositive power for 1,285 shares held by him directly. Kayne Anderson and Mr. Kayne have an address at 1800 Avenue of the Stars, Second Floor, Los Angeles, California 90067.

  (9) Consists of shares issuable upon conversion of a convertible debenture held by Mr. Pyne.

 (10) Based on information contained in Schedule 13G filed jointly by Royce & Associates, Inc. and Charles M. Royce on February 7, 2001. Mr. Royce may be deemed to be a controlling person of Royce & Associates and as such, may be deemed to beneficially own the shares of Common Stock beneficially owned by Royce & Associates. Mr. Royce disclaims beneficial ownership of the shares held by Royce & Associates.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, directors and persons owning more than 10% of the Company's Common Stock ("Reporting Persons") to file reports of ownership and reports of changes of ownership with the Securities and Exchange Commission. Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely upon a review of copies of these filings received, the Company believes that with respect to the fiscal year ended June 30, 2001, all required filings during this period were made on a timely basis, except a Form 3 was filed late by Mark A. Charpentier (Vice President).

                        ITEM 1 -- ELECTION OF DIRECTORS

     The Board of Directors of the Company is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of directors in Class I expires at the 2001 Annual Meeting. The Board of Directors proposes that the nominees described below be elected to Class I for a new term of three years and until their successors are duly elected and qualified. The Board of Directors has no reason to believe that either of the nominees will not serve if elected, but if either of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE SLATE OF NOMINEES DESCRIBED BELOW.

                   CLASS I -- DIRECTORS STANDING FOR ELECTION

JOSEPH S. MONTGOMERY, Director since 1971

     Joseph S. Montgomery, 61, founded Cannondale in 1971 and has been its Chairman, President and Chief Executive Officer and a director since its formation. Mr. Montgomery is the father of James Scott Montgomery, who is also a director.

MICHAEL J. STIMOLA, Director since 1995

     Michael J. Stimola, 44, founded Sandvick Associates, Inc. in 1986 and has been its President since its formation. Sandvick is a design and construction company headquartered in Georgetown, Connecticut. See "Certain Relationships and Related Transactions." Mr. Stimola is also the founder, Chief Executive Officer and President of Sandella's Coffee Cafe, Inc., a company formed in 1994, of which Mr. Joseph Montgomery is a director and principal stockholder. Sandella's licenses a food system service for upscale gourmet quick-service restaurants.

              CLASS II -- TERM EXPIRES AT THE 2002 ANNUAL MEETING

JOHN SANDERS, Director since 1998

     John Sanders, 53, is currently engaged in venture capital investment with Milstein Brothers Capital Partners. From 1998 to September 2000, he was with the New York Islanders Hockey Club, L.P., where he served as President (1999 to
2000) and Senior Vice President-Administration and General Counsel (1998 to
1999). Prior to joining the Islanders, Mr. Sanders was a partner with the law firm of Levett, Rockwood & Sanders since 1981.

JAMES SCOTT MONTGOMERY, Director since 1994

     James Scott Montgomery, 40, is a private investor and provides consulting services to the Company. He was the Vice President of Marketing of the Company from 1993 to June 1997. His previous positions with the Company include founder and President of the Sales and Trading Divisions of Cannondale Japan KK (1991 to
1993), co-founder and Managing Director of Cannondale Europe B.V. (1989 to 1991) and Director of Purchasing. Mr. Montgomery is the son of Joseph S. Montgomery, the Company's Chairman, President and Chief Executive Officer.

SALLY G. PALMER, Director since 1999

     Sally G. Palmer, 46, has served as the Chief Development Officer for the Credit Suisse First Boston Technology Group since June 2000, where she oversees the career development of the group's professionals. Previously, she served as an advisor to the Company while she was a Principal with the investment banking division of Robertson, Stephens & Company (1990 to 1998).

              CLASS III -- TERM EXPIRES AT THE 2003 ANNUAL MEETING

WILLIAM A. LUCA, Director since 1994

     William A. Luca, 58, has served as Vice President of Finance, Treasurer and Chief Financial Officer of the Company since January 1994 and as Chief Operating Officer since February 2000. Prior to joining the Company, he served as a management consultant from 1989 to 1993, including consulting for the Company between August and December 1993. From 1980 to 1989, Mr. Luca was employed by Dual-Lite, Inc., a manufacturer of emergency lighting systems, as Chief Financial Officer (1980-1983), President and Chief Operating Officer (1983-1986) and President and Chief Executive Officer (1986-1989).

DANIEL C. ALLOWAY, Director since 1998

     Daniel C. Alloway, 42, has held a number of positions since joining Cannondale in 1982. He is currently Vice President of Sales (1998 to present). His previous positions with the Company included Vice President of Sales-United States and Vice President of European Operations (1994 to 1998), Managing Director of Cannondale Europe (1992 to 1994), Director of Sales and Marketing (1990 to 1992) and National Sales Manager (1987 to 1990).

GREGORY GRIFFIN, Director since 1999

     Gregory Griffin, 52, is a self-employed attorney and businessman. Previously, Mr. Griffin was Assistant General Counsel with BTR, Inc., a multinational conglomerate (1995 to 1999), and a partner with the law firm of Levett Rockwood & Sanders (1981 to 1995).

DIRECTORS' REMUNERATION; ATTENDANCE

     Directors who are also full-time employees of the Company receive no additional compensation for serving as a director. During fiscal 2001, each non-employee director received a quarterly payment of $1,500, plus $1,000 for each day on which the member attended a meeting of the Board of Directors or a committee, together with reimbursement of actual expenses incurred in attending meetings. Upon election to the Board of Directors, non-employee directors are granted 1,000 options to purchase the Common Stock of the Company, which are immediately exercisable, at an exercise price per share equal to the fair market value of a share of Common Stock at the time of grant. From time to time, non-employee directors may be granted additional options to purchase the Common Stock of the Company. During fiscal 2001, each non-employee director was granted 10,000 options, which are exercisable over a three-year vesting period, beginning one year after the date of grant, at an exercise price per share equal to the fair market value of a share of Common Stock at the date of grant.

     The Board of Directors met six times during fiscal 2001. No director attended fewer than 75% of the total number of meetings of the Board and committees on which such director served.

COMMITTEES OF THE BOARD

     The Board of Directors has standing Compensation and Audit Committees. The Board of Directors does not have a standing nominating committee.

     The Compensation Committee is composed of Messrs. Sanders, Griffin, Stimola and Joseph Montgomery and Ms. Palmer. The Compensation Committee's functions are to review and set the compensation, including salary, bonuses, stock options (in conjunction with the Administrative Committee) and other incentive compensation, of the Company's Chief Executive Officer and certain of its most highly compensated officers, and to recommend to the Board of Directors incentive compensation, retirement or other similar plans benefiting directors, officers and other key employees of the Company. The Compensation Committee met twice during fiscal 2001.

     The Audit Committee is composed of three independent directors, Messrs. Sanders, Griffin and Ms. Palmer. The Audit Committee's functions are to oversee the Company's independent accountants and oversee management on matters relating to accounting, financial reporting and disclosure, internal controls and compliance with laws, regulations and corporate policies. The Audit Committee met twice during fiscal 2001.

REPORT OF THE AUDIT COMMITTEE

     The Board of Directors has appointed an Audit Committee consisting of three directors. Each of the members of the Audit Committee is "independent" as defined under the National Association of Securities Dealers' listing standards. The Board of Directors has adopted a written charter with respect to the Audit Committee's roles and responsibilities. A copy of the charter is attached as Appendix A to this Proxy Statement.

     In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company's audited financial statements for the fiscal year ended June 30, 2001 with management and Ernst & Young LLP, the Company's independent accountants. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees. This included a discussion of Ernst & Young LLP's judgments as to the quality, not just the acceptability, of the Company's accounting principles and the other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from Ernst & Young LLP required by Independent Standards Board Standard No. 1, Independence Discussion with Audit Committees, and the Audit Committee discussed the independence of Ernst & Young LLP with that firm.

     Based on the Audit Committee's review and the discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 for filing with the Securities and Exchange Commission.

                                          Members of the Audit Committee

                                          John Sanders
                                          Gregory Griffin
                                          Sally Palmer

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

     The Board of Directors has appointed a Compensation Committee consisting of four non-employee directors and Joseph Montgomery. The Board of Directors has also appointed a Stock Option Plan Administrative Committee consisting of the four non-employee members of the Compensation Committee to administer the Company's stock option plans.

     The Company's compensation program for executive officers and the Company's management team consists of the following three key elements, in addition to the benefit plans offered to all employees: base salary; discretionary bonus; and long-term incentive compensation consisting of stock options. The Compensation Committee believes that this approach best serves the interests of the Company and its stockholders by ensuring that executive officers are compensated in a manner that advances both the short and long-term interests of the Company and its stockholders.

  Components of Executive Compensation

     Base Salary. The base salaries paid to executive officers are reviewed annually by the Chief Executive Officer based upon his assessment of the nature and responsibilities of the position, and the contribution, experience and Company tenure of the executive officer. Base salary reflects individual performance and is designed to be competitive with salary levels in effect at companies within and outside the industry with which the Company competes for executive talents. The Chief Executive Officer reviews his salary recommendations for all executive officers with the Compensation Committee, which is responsible for approving or disapproving those recommendations. In February, 2000 base salaries paid to executive officers were adjusted with the approval of the Compensation Committee. In approving these adjustments, the Compensation Committee considered data supplied by an independent consulting firm. These adjustments were deemed appropriate in light of the increased responsibilities of executive officers as a result of the Company's development and manufacturing of its motorsports product line, as well as the market rates of compensation paid to executive officers of comparable companies.

     Annual Bonus. The Chief Executive Officer also makes recommendations to the Compensation Committee as to annual cash bonuses, if any, to be paid to individual executive officers, based upon his evaluation of each executive officer's contribution to Company performance. The Chief Executive Officer and the Compensation Committee determined that no annual cash bonuses were payable to executive officers in fiscal 2001 based on the financial performance of the Company during fiscal 2000. In addition, there will be no annual cash bonuses payable to executive officers in fiscal 2002 based on the financial performance of the Company during fiscal 2001.

     Stock Options. The Company's 1994 Stock Option Plan, 1994 Management Stock Option Plan, 1995 Stock Option Plan, 1996 Stock Option Plan, 1998 Stock Option Plan and 2000 Stock Option Plan authorize the Administrative Committee to grant options to executives, directors, employees, consultants and advisors of the Company. Option grants are made from time to time to executives whose contributions are perceived to have had or to be likely to have a significant impact on the Company's performance. In fiscal 2001, executive officers received grants of non-qualified stock options. These options were granted at the fair market value of the Company's Common Stock on the date of grant. The options become exercisable over three or five-year periods and have a ten-year term. In determining the number of stock options granted to executive officers, the Administrative Committee took into account position levels, individual performance and the number of shares available for issuance under the Company's stock plans.

  Chief Executive Officer Compensation

     Mr. Joseph Montgomery's compensation as Chief Executive Officer is composed of the same elements and performance measures as the Company's other senior executives. The Compensation Committee believes that Mr. Montgomery's total compensation reflects the unique contributions that he makes to the Company's performance as an innovative leader in the bicycle industry and in leading the Company's advancement into the motorsports industry. Mr. Montgomery's base salary was adjusted in February 2000 along with the base salaries of other executive officers after consideration of a report completed by an independent consulting firm. The adjustment to Mr. Montgomery's base salary was based on market rates of compensation paid to chief executive officers of comparable companies. In addition, Mr. Montgomery's base salary reflects his significant involvement in the research and development and in the manufacturing process of the motorsports product line as well as the consolidation of responsibilities in the motorsports product line. The Compensation Committee did not authorize any annual cash bonus to Mr. Montgomery for fiscal 2001, given the Company's financial performance. On February 7, 2001, Mr. Montgomery was granted non-qualified stock options to purchase 75,000 shares of the Company's Common Stock at an exercise price of $5.00 per share, which was the fair market value of the Common Stock on the date of grant. The options become exercisable over a three-year period and have a ten-year term.

                                          Members of the Compensation Committee

                                          John Sanders
                                          Joseph S. Montgomery
                                          Michael J. Stimola
                                          Sally G. Palmer
                                          Gregory Griffin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of John Sanders, Gregory Griffin, Michael J. Stimola, Sally G. Palmer and Joseph Montgomery. Joseph Montgomery serves as a director of Sandella's, a company formed in 1994, of which Mr. Stimola is the founder, President and Chief Executive Officer. Sandella's licenses a food system service for upscale gourmet quick-service restaurants.

     See "Certain Relationships and Related Transactions" for a discussion of transactions between certain members of the Compensation Committee and the Company.

EXECUTIVE COMPENSATION SUMMARY TABLES

     The following table sets forth certain information with respect to the compensation paid by the Company for services rendered to the Company in all capacities during fiscal 2001, 2000 and 1999 to its Chief Executive Officer and the Company's four most highly compensated executive officers whose aggregate cash and cash equivalent compensation exceed $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                                                    ------------
                                                                                       AWARDS
                                                             ANNUAL                 ------------
                                                          COMPENSATION               SECURITIES
                                                 -------------------------------     UNDERLYING
NAME AND PRINCIPAL POSITION              YEAR     SALARY     BONUS(1)     OTHER       OPTIONS
---------------------------              ----    --------    --------    -------    ------------
Joseph S. Montgomery...................  2001    $500,000    $     0     $61,538(2)    75,000
  Chairman, President and Chief
  Executive                              2000     371,538          0      37,073(2)         0
  Officer                                1999     305,769     62,000      32,509(2)   190,000(3)
William A. Luca........................  2001     400,000          0      23,613(4)    75,000
  Vice President, Treasurer, Chief
  Financial                              2000     335,769          0           0       80,000
  Officer and Chief Operating Officer    1999     305,769     62,000           0      276,412(3)
Daniel C. Alloway......................  2001     250,000          0           0       75,000
  Vice President of Sales                2000     201,827          0           0       30,000
                                         1999     175,000     45,000           0      203,091(3)
Leonard J. Konecny.....................  2001     152,369          0           0       15,000
  Vice President of Purchasing           2000     132,714          0           0       10,000
                                         1999     130,278     23,000           0       73,917(3)
Michael T. Dower(5)....................  2001     130,577          0           0       15,000
  Vice President of Information
  Technology...........................  2000     121,250          0           0       10,000

---------------
(1) Profit-sharing bonuses were not paid to Messrs. Montgomery, Luca, Alloway, Konecny and Dower in fiscal 2001 for corporate profitability in fiscal 2000. No profit-sharing bonuses will be paid to Messrs. Montgomery, Luca, Alloway, Konecny and Dower in fiscal 2002 for corporate profitability in fiscal 2001.

(2) Perquisites for fiscal 2001 include the reimbursement of legal fees of $19,339 incurred in conjunction with the early repayment of Mr. Montgomery's $12.0 million obligation to the Company, and personal use of a corporate airplane of $33,899. Perquisites for fiscal 2000 and fiscal 1999 include personal use of a corporate airplane of $28,830 and $28,804, respectively.

(3) Includes the replacement of 90,000, 246,412, 173,091 and 58,917 options that were previously granted to Messrs. Montgomery, Luca, Alloway and Konecny, respectively, and canceled pursuant to the repricing of options on September 3, 1998.

(4) Amount represents gross-up payment for tax liabilities associated with a home mortgage note from the Company.

(5) Mr. Dower was appointed Vice President of Information Technology in September 1999.

     The following table sets forth certain information regarding stock options granted during fiscal 2001 by the Company to the executive officers named in the Summary Compensation Table above.

                       OPTION GRANTS IN FISCAL YEAR 2001

                                               INDIVIDUAL GRANTS                         POTENTIAL
                               --------------------------------------------------    REALIZABLE VALUE
                                              PERCENT                                AT ASSUMED ANNUAL
                               NUMBER OF      OF TOTAL                                RATES OF STOCK
                               SECURITIES     OPTIONS                               PRICE APPRECIATION
                               UNDERLYING    GRANTED TO    EXERCISE                 FOR OPTION TERM(2)
                                OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   -------------------
NAME                           GRANTED(1)   FISCAL YEAR    PER SHARE      DATE         5%        10%
----                           ----------   ------------   ---------   ----------   --------   --------
Joseph S. Montgomery.........    75,000         7.12%        $5.00       2/7/11     $251,717   $622,942
William A. Luca..............    75,000         7.12          5.00       2/7/11      251,717    622,942
Daniel C. Alloway............    75,000         7.12          5.00       2/7/11      251,717    622,942
Leonard J. Konecny...........    15,000         1.42          5.00       2/7/11       50,343    124,588
Michael T. Dower.............     5,000         0.47          5.50      8/16/10       19,819     47,848
                                 10,000         0.95          5.00       2/7/11       33,562     83,059

---------------
(1) Options vest over a three- or five-year period from the date of grant.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based upon assumed rates of share price appreciation set by the Securities and Exchange Commission of five percent and ten percent of the fair value of the Common Stock on the date of grant of the options, compounded annually from the date of grant to the option expiration dates. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any are dependent on the performance of the Common Stock and the date on which the option is exercised. There can be no assurance that the values reflected would be achieved.

     The following table sets forth certain information with respect to the exercises of stock options during the fiscal year ended June 30, 2001 (none of the named executive officers exercised any options during fiscal 2001), and presents the fiscal year-end value of unexercised stock options held as of June 30, 2001 by the executive officers named in the Summary Compensation Table above.

                 AGGREGATE OPTIONS EXERCISED IN FISCAL 2001 AND
                       FISCAL 2001 YEAR END OPTION VALUES

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED             IN-THE-MONEY
                             SHARES                  OPTIONS AT JUNE 30, 2001     OPTIONS AT JUNE 30, 2001(1)
                           ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                        EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       -----------   --------   -----------   -------------   -----------   -------------
Joseph S. Montgomery.....         --     $    --      128,750        175,000       $139,500          $0
William A. Luca..........         --          --      227,462        226,800         82,260           0
Daniel C. Alloway........         --          --      179,549        155,667         97,650           0
Leonard J. Konecny.......         --          --       41,582         57,335              0           0
Michael T. Dower.........         --          --        7,099         41,401              0           0

---------------
(1) The values in this column represent the closing sales price of the Company's Common Stock on the Nasdaq National Market on June 29, 2001, $3.94, less the respective option exercise price.

EMPLOYMENT AGREEMENTS AND SEPARATION PLANS

     The Company entered into employment agreements with Michael Dower and Leonard Konecny, as of June 1, 1992 and June 6, 1994, respectively. Pursuant to such agreements, Mr. Dower agreed to serve as Manager of Operating Systems and Mr. Konecny agreed to serve as Vice President of Purchasing of the Company. The annual base salary to be paid under each agreement to Mr. Dower and Mr. Konecny was $80,000 per annum. The agreements may be terminated either by Mr. Dower and Mr. Konecny or the Company upon at least 14 days prior written notice, or by the Company effective immediately for cause. The agreements also contain a non-competition provision which requires among other things, that Mr. Dower and Mr. Konecny not perform functions or provide the same or substantially similar services to those performed or provided by them for the Company for any competitor of the Company for a period of one year following the termination of employment for any reason.

     On February 5, 1998, the Company entered into Change-of Control Employment Agreements with Joseph Montgomery, William Luca and Daniel Alloway (each, an "Executive"). Each agreement is identical and provides that upon a Change of Control (as defined in each agreement), the Company will continue to employ the Executive for three years after the Change of Control occurs (the "Employment Period"), unless the agreement is terminated earlier in accordance with its terms. During the Employment Period, each Executive will receive an annual base salary at least equal to 12 times the highest monthly base salary paid or payable to each respective Executive for the 12 month period prior to the Change of Control ("Annual Base Salary"). In addition, each Executive is entitled to receive an annual profit-sharing bonus at least equal to the highest profit-sharing bonus paid to each respective Executive in the past three fiscal years ("Annual Bonus"). Pursuant to the terms of each agreement, each Executive's employment with the Company may be terminated by the Executive at any time and for any reason or no reason at all. Upon a termination of employment during the Employment Period (other than for death or disability (as defined in each agreement)), the Company shall pay to the Executive the aggregate of the following amounts: (1) the Executive's Annual Base Salary through the Date of Termination (as defined in each agreement) to the extent not already paid; (2) the product of (x) the higher of (i) the amount of any Annual Bonus, annualized in the event the Executive was not employed for the full fiscal year relating thereto and (ii) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Executive was employed for less than 12 full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the "Highest Annual Bonus") times (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365; (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not already paid; (4) the amount equal to the product of (i) three and
(ii) the sum of (x) the Executive's Annual Base Salary and (y) the Highest Annual Bonus; and (5) any Gross-Up Payments (as defined in each agreement) for certain tax obligations of the Executive. Each Executive shall also be entitled to certain benefits and limited payments relating to specific obligations of the Company. During the Employment Period, the Company may terminate each Executive's employment with the Company upon an Executive's death or disability with specified payment obligations in each instance for accrued obligations and other benefits.

     The Company has also entered into identical non-competition agreements, dated as of February 16, 2000, with each of the Executives. Under the terms of each agreement, if, after a Change of Control (as defined in the agreement) of the Company, the Executive's employment with the Company is terminated other than for death or disability, the Executive has agreed that he will not engage in any business that engages in the bicycle or motorcycle manufacturing, marketing or distribution business and will not interfere with any business relationship between the Company and any of its customers, suppliers, lessors, lessees or employees for a period of two years after the termination of his employment. In consideration for his covenant not to complete, the Company would pay to the Executive within 30 days after his termination of employment a lump sum payment equal to two times the sum of the Executive's Annual Base Salary and Highest Annual Bonus (as such terms are defined in the agreement).

     On February 16, 2000, the Company entered into a severance agreement with William Luca. Together with the non-competition agreement, this agreement replaces and supersedes a prior employment agreement between the Company and Mr. Luca. Pursuant to the terms of the severance agreement, if, prior to a Change of Control (as defined in the agreement) of the Company, Mr. Luca's employment is terminated by the Company without Cause or by Mr. Luca for Good Reason (as such terms are defined in the agreement), the Company will be obligated to pay Mr. Luca substantially the same amounts and provide substantially the same benefits that Mr. Luca would have been entitled to receive pursuant to the terms of his change-of-control employment agreement and his non-competition agreement if his employment was terminated after a Change of Control of the Company. The agreement also contains a two-year non-competition provision which prohibits Mr. Luca from, among other things, engaging in any business that engages in the bicycle or motorcycle manufacturing, marketing or distribution business or interfering with any business relationship between the Company and any of its customers, suppliers, lessors, lessees or employees for a period of two years after the termination of his employment.

     Leonard Konecny is a participant in the Company's Change-of-Control Separation Plan A. The plan provides that Mr. Konecny will continue to be a participant in the plan until he ceases to be employed by the Company or his designation as a participant of the plan is rescinded by the Board of Directors. Upon a Change of Control (as defined in the plan), the Company will be obligated to pay Mr. Konecny, subject to certain federal tax limitations, the aggregate of the following amounts if he is terminated for any reason other than for cause (as defined in the plan), death or disability (as defined in the plan): (1) his Annual Base Salary at the time of a Change of Control through the Date of Termination (as defined in the plan) to the extent not already paid; (2) any compensation previously deferred (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not already paid; and (3) the amount equal to the product of (i) one and one-half and (ii) Mr. Konecny's Annual Base Salary. Upon such termination, Mr. Konecny shall also be entitled to certain benefits and limited payments relating to specific obligations of the Company. After a Change of Control, the Company may also terminate Mr. Konecny for death or disability with specified payment obligations in each instance for accrued obligations.

COMPARISON OF CUMULATIVE TOTAL RETURNS

     The following graph compares the performance of the Company's Common Stock with the performance of the Nasdaq Stock Market (U.S. Companies) Stock Price Index (the "Nasdaq Index") and a peer group index created by the Company, during the five-year period ended June 29, 2001. The graph assumes that $100 was invested on June 28, 1996, in each of the Company's Common Stock, the Nasdaq Index and the peer group index, and that all dividends were reinvested.

     The peer group index created by the Company is composed of companies in bicycle, motorsports or other recreational product lines of business. The Company's peer group has been adjusted this year as a result of the consolidation of the bicycle industry and the Company's advancement into the motorsports industry. Bell Sports Corp, The Coleman Company, Inc., and GT Bicycles, Inc. are no longer independently traded companies and are therefore omitted from the Company's peer group. Rockshox, Inc. was removed from the index as it is no longer considered comparable to the peer group. The common stock of the following companies has been included in the self determined peer group index: Adams Golf, Inc., Brass Eagle Inc., Callaway Golf Company, Ducati Motor Holding S.p.A., First Team Sports, Inc., Huffy Corporation, K2, Inc., Oakley Inc., and Polaris Industries Inc. The prior peer group index is shown (which includes Callaway Golf Company, First Team Sports, Inc., Huffy Corporation, K2, Inc., and Rockshox, Inc.) for comparative purposes.

[PERFORMANCE GRAPH]

                                            CANNONDALE        NASDAQ STOCK MARKET    SELF-DETERMINED PEER   PRIOR SELF-DETERMINED
                                           CORPORATION          (U.S. COMPANIES)            GROUP                PEER GROUP
                                           -----------        -------------------    --------------------   ---------------------
06/28/1996                                   100.00                  100.00                100.00                  100.00
06/27/1997                                    87.70                  121.60                 93.40                  109.30
06/26/1998                                    66.10                  160.10                 71.10                   62.60
07/02/1999                                    56.20                  230.20                 57.60                   45.20
06/30/2000                                    32.10                  340.40                 56.50                   46.20
06/29/2001                                    19.50                  184.50                 50.60                   48.60

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In fiscal 2001, James Scott Montgomery was paid approximately $99,000 for consulting services he provided to the Company, and was reimbursed for expenses of approximately $31,000. Mr. Montgomery was also granted 75,000 options in fiscal 2001 to purchase the Common Stock of the Company. Such options are exercisable over a three-year vesting period, beginning one year after the date of grant, at an exercise price per share equal to the fair market value of a share of Common Stock at the date of grant.

     In fiscal 1997, the Company agreed to provide up to $450,000 in interest-free loans to William Luca to enable him to purchase a home in the vicinity of the Company's headquarters. In fiscal 1999, fiscal 2000 and fiscal 2001, the Company provided to Mr. Luca an additional $200,000, $200,000 and $95,000, respectively, of interest-free loans. These advances were incorporated into the original loan agreement and are subject to the same terms and conditions as the original loan. As of September 28, 2001, $945,000 had been advanced to Mr. Luca. The loans mature on December 29, 2006, at which time the entire principal balance is due. The loans are secured by a mortgage on Mr. Luca's residence.

     In fiscal 1997, the Company agreed to provide up to $125,000 in interest-free loans to Leonard Konecny to enable him to purchase a home in the vicinity of the Company's headquarters. In fiscal 2000, the Company agreed to provide Mr. Konecny an additional $20,000 of interest-free loans under the same terms and conditions as the original loan. In the beginning of fiscal 2001, the Company advanced to Mr. Konecny an additional $30,000. These advances were incorporated into the original loan agreement and are subject to the same terms and conditions as the original loan. As of September 28, 2001, $175,000 had been advanced to Mr. Konecny. The loans mature on September 1, 2007, at which time the entire principal balance is due. The loans are secured by a mortgage on Mr. Konecny's residence.

     In fiscal 1999, the Company provided Daniel Alloway with an $80,000 interest-free advance against his future salary. In fiscal 2000, the Company advanced to Mr. Alloway an additional $15,000. The total amount advanced to Mr. Alloway was converted into a demand note receivable during fiscal 2000. In fiscal 2001, the Company agreed to provide Mr. Alloway an additional interest-free advance in the amount of $66,638. This advance is included in the total demand note receivable with Mr. Alloway as of September 28, 2001, in the amount of $161,638.

     During fiscal 1999, the Company provided Joseph Montgomery, Chairman, President and Chief Executive Officer, with a loan in the principal amount of $10.0 million for the purchase of certain real property. This loan was combined with a previous loan in the principal amount of $2.0 million which enabled him to meet certain tax obligations in April 1998. The interest rate on the loan was set at the prime rate as published in the Wall Street Journal from time to time, and the loan was secured by a pledge to the Company of all of the shares of the Company's Common Stock held by Mr. Montgomery and by a third mortgage on certain real property. The Company deferred the first interest payment of approximately $900,000 payable by Mr. Montgomery due August 1, 1999 pursuant to the terms of the loan. Under the terms of the deferral, Mr. Montgomery was obligated to sell 75,000 shares of his Company Common Stock per quarter beginning in the third quarter of fiscal 2000, and the net proceeds of such sales were to be remitted to the Company to pay the deferred interest. The stock selling program by Mr. Montgomery was subject to applicable securities laws and other restrictions which precluded him from selling a total of 75,000 shares per quarter. During the third and fourth quarters of fiscal 2000, Mr. Montgomery sold 98,100 shares of his stock pursuant to the terms of the agreement, thus reducing his deferred interest balance by approximately $614,000. The Company also deferred the interest payment due August 1, 2000 of approximately $1.1 million until August 28, 2000. At such time, Mr. Montgomery paid $1.4 million to the Company as full payment of all deferred interest and accrued interest thereon. In December 2000, Mr. Montgomery repaid his entire $12.0 million obligation to the Company, plus accrued interest of approximately $431,000.

     During fiscal 2001, the Company issued a $2.0 million debenture to Mr. Montgomery which is due June 28, 2005 and is convertible into shares of the Company's Common Stock at an initial conversion price of $4.50 per share. The debenture bears interest at 8.0%, and the Company accrued $28,000 in interest payable to Mr. Montgomery as of June 30, 2001.

     The Board of Directors of the Company believes that the terms of loans to employees were fair and reasonable under the circumstances. The Company anticipates that future transactions with affiliated parties will be approved by a majority of the Company's disinterested directors and will be on terms no less favorable to the Company than those that could be obtained from unaffiliated parties.

        ITEM 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Company has appointed Ernst & Young LLP as the Company's independent accountants for fiscal 2002. Ernst & Young LLP has served as the Company's independent accountants since 1993. Services provided to the Company and its subsidiaries by Ernst & Young LLP with respect to fiscal 2001 included the audit of the Company's consolidated financial statements, limited reviews of quarterly reports, services related to filings with the Securities and Exchange Commission and consultations on various tax matters. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

     Ratification of the appointment of Ernst & Young LLP as the Company's independent accountants for fiscal 2002 will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. In the event stockholders do not ratify the appointment of Ernst & Young LLP as the Company's independent accountants for the forthcoming fiscal year, such appointment will be reconsidered by the Audit Committee and the Board of Directors.

INDEPENDENT ACCOUNTANTS' FEES

     During fiscal 2001, Ernst & Young LLP billed the Company for the following professional services:

     - Audit Fees rendered for the audit of the Company's financial statements and for its reviews of the Company's unaudited quarterly financial statements for the year ended June 30, 2001 amounted to approximately $259,000.

     - All Other Fees including both audit and non-audit related services amounted to approximately $238,000. Audit related services generally include fees for accounting consultations, pension and statutory audits, and Securities and Exchange Commission registration statements. There were no fees paid for financial information systems design and implementation.

     The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has determined that, in its opinion, they are compatible.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 2002.

                                 OTHER MATTERS

     As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

               STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

     Pursuant to the Securities and Exchange Commission rules promulgated under the Securities Exchange Act of 1934, any proposal of a stockholder intended to be presented at the Company's 2002 Annual Meeting of Stockholders must be received by the Secretary of the Company, for inclusion in the Company's proxy statement relating to the 2002 Annual Meeting, by June 14, 2002. In accordance with the advance notice provisions contained in the Company's Bylaws, the Company generally must receive notice of a stockholder's intent to propose any business at an annual meeting no later than the close of business on the 70th day and no earlier than the close of business on the 90th day prior to the first anniversary of this year's Annual Meeting (November 14, 2002).

                             ADDITIONAL INFORMATION

     The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex or facsimile. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

October 12, 2001                              By Order of the Board of Directors

                                                     JOHN T. CAPETTA
                                                     Secretary

                                                                      APPENDIX A

                             CANNONDALE CORPORATION

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER

I.        PURPOSE

        The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices of the Corporation and the quality and integrity of the financial reports of the Corporation. The Audit Committee's primary duties and responsibilities are to:

         -- Oversee that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Corporation.

         -- Oversee that management has established and maintained processes to assure that an adequate system of internal control is functioning with the Corporation.

         -- Oversee that management has established and maintained processes to assure compliance by the Corporation with all applicable laws, regulations and corporate policy.

        The Audit Committee will fulfill these responsibilities primarily by carrying out the activities enumerated in Section IV of this Charter.

II.       COMPOSITION

        The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be an independent director, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

        The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board, to serve until the next annual organizational meeting or until their successors shall be duly elected and qualified. Unless a Chairperson is elected by the full Board, the members of the Audit Committee may designate a Chairperson by majority vote of the full Audit Committee membership.

III.      MEETINGS

        The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee should meet at least annually with management, the director of the internal auditing department (if such position exists at the time) and the independent accountants separately to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. In addition, the Audit Committee or at least its Chairperson should meet with the independent accountants and management quarterly to review the Corporation's financials consistent with Section IV.4 below.

IV.      RESPONSIBILITIES AND DUTIES

        To fulfill its responsibilities and duties, the Audit Committee shall:

Documents/Reports Review

1. Review and reassess, at least annually, the adequacy of this Charter, and make recommendations to the Board, as conditions dictate, to update this Charter.

2. Review with management and the independent accountants the Corporation's annual financial statements, including a discussion with the independent accountants of the matters required to be discussed by Statement of Auditing Standards No. 61 ("SAS No. 61").

3. Review with management and the independent accountants the Form 10-Q prior to its filing or prior to the release of earnings, including a discussion with the independent accountants of the matters required to be discussed by SAS No. 61. The Chairperson of the Audit Committee may represent the entire Audit Committee for purposes of this review.

Independent Accountants

4. Review the performance of the independent accountants and make recommendations to the Board regarding the appointment or termination of the independent accountants. The Audit Committee and the Board have the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the outside auditor. The independent accountants are ultimately accountable to the Audit Committee and the entire Board for such accountant's review of the financial statements and controls of the Corporation. On an annual basis, the Audit Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

5.        Oversee independence of the accountants by:

         -- receiving from the accountants, on a periodic basis, a formal written statement delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard No. 1 ("ISB Standard No. 1");

         -- reviewing, and actively discussing with the Board, if necessary, and the accountants, on a periodic basis, any disclosed relationships or services between the accountants and the Corporation or any other disclosed relationships or services that may impact the objectivity and independence of the accountants; and

         -- recommending, if necessary, that the Board take certain action to satisfy itself of the auditor's independence.

Financial Reporting Process

6. In consultation with the independent accountants and the internal auditors, review the integrity of the Corporation's financial reporting processes, both internal and external.

7. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, management or the internal auditing department.

8. Establish regular systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and any significant difficulties encountered during the course of the review or audit, including any restrictions on the scope of work or access to required information.

9. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

Legal Compliance/General

10. Review, with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

11. Report through its Chairperson to the Board following meetings of the Audit Committee.

12. Maintain minutes or other records of meetings and activities of the Audit Committee.

                                    * * * *
                                          Adopted June 13, 2000

                                     PROXY

                             CANNONDALE CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph S. Montgomery and William A. Luca, and each of them individually, as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of Common Stock of the undersigned at the Annual Meeting of the Company, to be held at the Company's Corporate Headquarters, 16 Trowbridge Drive, Bethel, Connecticut, on Wednesday, November 14, 2001 at 10:00 a.m., Eastern Standard Time, and at any adjournments or postponements thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" THE PROPOSAL SET FORTH ON THE REVERE SIDE.

 -------------                                                    -------------
| SEE REVERSE |   CONTINUED AND TO BE SIGNED ON REVERSE SIDE     | SEE REVERSE |
|   SIDE      |                                                  |   SIDE      |
 -------------                                                    -------------


                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                             CANNONDALE CORPORATION

                               November 14, 2001



             +  Please Detach and Mail in the Envelope Provided  +


A [X] Please mark your
      votes as in this
      example.


        The Board of Directors recommends a vote FOR proposals 1 and 2.


                                  FOR   WITHHELD
1. Election of Class I Directors [   ]    [   ]    Nominees:
                                                      (01)  Joseph S. Montgomery
                                                      (02)  Michael J. Stimola
[   ]______________________________________
     For all nominees except at noted above


                                             FOR     AGAINST    ABSTAIN
2. Selection of Independent Accountants.    [   ]     [   ]      [   ]


3. The proxies are authorized to vote upon such other business that may properly come before the meeting. In accordance with the judgment of the person or persons voting this proxy.

                            MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [   ]



Signature: _______________ Date:________ Signature:______________ Date:_________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.